Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-201677, 333-203457 and 333-203458

Free Writing Prospectus dated June 23, 2015

FANTEX KENDALL WRIGHT This ttaddng stocw: Is lntcnde<l to rcflcct the separate cconom< READ THE PROSPECTUS performance of a spco'k: brand contract th8t Fantex. nc_ has s\9ncd with an athlete_ Th•s Isnot ad rcct •>Wcstmcnt n that athetc or brand contract.ItrcprMcnts anownershp int('f CcSt In Fa'ltcx,Inc. Fa'ltcx cannot assure you as to the dcvc opmcnt or iqud•ty or any trad•ng markctforth<Sstock. VIEW RISKS IPO PRICE PER St-IARE 10.00 IPO STATUS Coming Soon SHARES AVAILABLE IMPLIED VALUE ACQUIRED BRANDINCOME VIEW PROSPECTUS I VIEW RISKS 332,500 $33,250,000 10% SHARF· HtGHLIGHTS BRAND INFO BRANDCONTRACT $59.71M Projected Gross Brand Income, v 44% Aggregate Discount $33.25M Valuation at IPO (Implied Valu v 10% Fantex, Inc. Acquired Interest $3.33M Offering Size Expal in these numbers Kendall Wright:Brand Income Fantex,Inc.has projected $59.71million in gross brandincome for Kendall Wright. most of which ts expected to be earned from an estimated 8 years of future NFL salair es and bonuses. Fantex,Inc.can continue to collect 10% of Kendall Wr-ight's brand income in perpetuity from any eligible off-field and post-playing career earnni gs,but 99% of projected brand income is expected to come from on-field earn1ngs. As KendallWright pays Fantex, Inc.10% of his totalbrand income,it is expected that up to 85% of these payments may be available to be paid to stockholders as dividends. Fantex,Inc.offeringsare highly speculative and the securities Involve a high degree of riSk.Investing In a Fantex, Inc.tracking stock should VIEW RISKS only be considered by persons who can afford the loss of their entire Investment Fantex. Inc.has currently enteredInto brand contracts with NFL football players.The Images on this websitedepleting other sports are lntellded to Illustrate sports played by athletes that Fantex, Inc.may pursue to enter Into brand contracts. There Is no assurance that Fantex.Inc.will offer additionaltracking stocks to ref ect the economic performance of brands that play any of the sports depeted on the webstie. ·EachFantex,Inc. tracking stock IsIntended to track and renect the separate economic performance of a specific brand contract that Fantex,Inc.has signed wtth an athlete.However,holders of shares of a Fantex. Inc.tracking stock willhave no direct Investment In that brand contract,associated brand or athlete.Rather,an Investment In a tracking stOCk will represent an ownershipInterest n Fantex. Inc. as a whole, whiCh will expose hOlders to additional riSkS associated With anyllldMdual tracking series that Fantex, Inc.establishes andIssuesIn the future.Fantex Brokerage ServiCes cannot assure you as to the development or llquldtty of any trading market for these stocks. Fantex.Inc.has fli ed a registration statement (Including a prospectus) with the SEC for the offering to whiCh this communicait on relates.Before youInvest youshould read the prospectus In that registration statement and other doct.Jments Fantex,Inc. has filed with the SEC for more complete Information about Fantex,nl c.and this offering.Youmay get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.AlternatN"ely,Fantex. Inc.,any underwriter or any dealer partiCipating In the offer ng will arrange to send you the prospectus If you request h by calling toll-free 855-905-5050.VIew the Eamex KendallWrklht prospectus. the Famex Jack Mewhort prospectus.VIew the Fantex MichaelBrockers prospectus.VIew the Fantex A!shon Jeffery prospectus. This Is not an offer to sel,nor a sotleltatlon of an offer to buy, to residentsof any state In whiCh registration and other legalrequirements have not been fulfilled. t No portionof Projected Gross BrandIncome is guaranteed.Projected Gross Brand Income is subject to risks.These risks are fully delineated in the and summarizedin View Risks.Projected Gross Brand Income may not necessarily correlate to stock performance or payment of dividends. Follow us on [I"ff Need help? Call us at (855) 905-5050,or with customer support Explore Stocks • Learn More • Help • About Fantex • Press • Contact - Accoynt Aarccment • BusiQo!!15 Cont!nutv Procedures - Customer !dcnt.rlc!!!!tlon Onall S@CUrttles meotloned are Issued by FanteK, Inc.and the use of "FanteK," unle-ss othetwlse specified, refer'$ to Fantex Brokerage Service-s.Fantex Broker&g4t SeMce-s LLC and Fantex, nc.are separate but amllated companies. Securtty products arenot FDICInsured,arenot b&nk guaranteed and may lose va ue.Fantex Brokemge SeMces LLC doe-s not solicit.recommend Ol offer a<Mce ontM irwestment merits of lf'llt'estlng In any securities.AI quotes andorders dlsP'aYed on Fantex.com are from unsoicited order'$. Fantex Holdings,Inc ,the parttnt company or x Brokerage Services,LLC. owns shares of tNery Fantex Tracking Series.Fantex Brokerage Setvke-s was the glng underwriter for alFantex TrackingSEtrles otfef'lngs. 02015 Fanttt maM $59.71Million in Projected Gross Brand Income' $14.0 Million $10.5 Million $7.0 Million $3.5 Million - - 2022 2014 RESERVEI PO SHARES ""'" EXPLORE STOCKS LEARN MORE FAI(7JJJf